Exhibit 3.103

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “NEIGHBORHOOD ASSOCIATIONS GROUP, LLC”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF MARCH, A.D. 2014, AT 12:57 O’CLOCK P.M.

5498183 8100 140330305 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1206819 DATE: 03-13-14

State of Delaware Secretary of State Division of Corporations Delivered 12:57 PM 03/13/2014 FILED 12:57 PM 03/13/2014 SRV 140327287 – 5498183 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

NEIGHBORHOOD ASSOCIATIONS GROUP, LLC

FIRST: The name of the limited liability company is NEIGHBORHOOD ASSOCIATIONS GROUP, LLC.

SECOND: The address of its registered Office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, Delaware 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 13th day of March, 2014.

By:	/s/ Todd Amberry
Authorized Person(s)

Name:	Todd Amberry, Organizer